TERMINATION AND RELEASE AGREEMENT

AGREEMENT (the “Agreement”) by and between Joy Global Inc. (the Company”) and Mark E. Readinger. (the “Executive”).

WHEREAS, the Executive has been employed as Executive Vice President of the Company and President & COO of P&H Mining Equipment; and

WHEREAS, by mutual agreement between the parties hereto, effective March 31, 2009 (the “Termination Date”), the Executive’s employment with the Company terminates.

NOW, THEREFORE, the Company and the Executive, in consideration of the covenants herein set forth, agree as follows:

1.	Termination of Employment

The Executive’s employment is hereby terminated by the Company effective as of the Termination Date. By mutual agreement with the Company, the Executive hereby resigns, effective as of the Termination Date, from his position as Executive Vice President of the Company and President & COO, P&H Mining Equipment and from all other positions the Executive may currently hold as an officer, member or director of any of the Company’s subsidiaries or Affiliates. (For purposes of this Agreement, “Affiliate” shall mean a corporation or other entity controlled by, controlling or under common control with the Company.) The Executive shall sign and deliver to the Company such other documents as may be reasonably requested by the Company to effect or reflect such resignations.

2.	Payments, Reimbursements through Termination Date

Regardless of whether the Executive signs this Agreement,

(a)       The Company shall pay to the Executive his current base monthly salary in equal semi-monthly installments through March 31, 2009, subject to required tax and other statutory withholding.

(b)       The Executive acknowledges and agrees that twenty (20) days of the Executive’s vacation have been earned and are unused as of the Termination Date. The Executive shall be paid for this unused vacation using his current base salary for the calculation less required tax and other statutory withholding. Payment for this unused vacation will be made in the form of a regular payroll check on the next regular pay date following the execution of this agreement.

(c)       The Company will reimburse the Executive for any unreimbursed reasonable business expenses incurred by the Executive prior to the Termination Date, pursuant to the Company’s reimbursement policies, following the Executive’s presentation of an expense report to the Company.

3.	Payments, Benefits and Obligations If Agreement is Signed

In exchange for signing this Agreement, if the revocation period described in Section 9(b) has expired with no revocation occurring, and provided that the Executive is not in breach of any of his obligations under this Agreement, the Parties agree to the following consideration and payments:

(a)       Subject to required tax and other statutory withholding, the Company shall pay the Executive an aggregate amount equal to $595,500.00, such amount payable in equal semi-monthly installments in accordance with the Company’s regular payroll practices during the eighteen (18) months immediately following the Termination Date

(b)       Following the Termination Date, the Company will continue, for the benefit of the Executive and his dependents, medical, dental and other health benefits on terms no less favorable than those provided to employees of the Company, through September 30, 2010, provided the Executive continues to make the contributions required of the Company’s current employees. The Company will provide these benefits from the Termination Date through September 30, 2010 or until the Executive becomes eligible to receive health benefits from another employer, whichever occurs first, provided, however, that Executive’s C.O.B.R.A. rights shall continue after the Termination Date in accordance with applicable laws.

(c)     The Company agrees to pay the cost of providing Executive-level outplacement for a period of one year following the Termination Date. The Executive agrees that the Company will mutually agree to the provider of these services. Additionally, should the Executive elect not to utilize the outplacement services during the year following the Termination Date, the Company will reimburse the Executive a lump sum equal to the cost of the outplacement.

(d)       Executive will receive a pro-rata share (calculated as 5/12’s) of any amount which otherwise would be distributed to him under the terms and conditions of the Company’s Annual Bonus Plan for the fiscal year ended October 31, 2009, to be paid during January 2010. The Company agrees that it will only utilize the bonus formula in the calculation of any such bonus and will not apply any personal performance factor to such calculation.

(e)       The Company agrees to pay the monthly lease payment on the Executive’s current vehicle for the eighteen-month period ending September 30, 2010. The Company further agrees to pay the cost for insuring this vehicle. The Executive agrees to be responsible for all other costs, including but not limited to maintenance, repair and fuel costs. The Executive further agrees to maintain the vehicle as prescribed by the manufacturer and return the vehicle on September 30, 2010 in good condition, other than normal wear and tear. Any charges for unusual damage or excessive mileage will be the responsibility of the Executive.

4.	Disparaging Comments

(a)       From and after the Termination Date, the Executive will refrain from taking actions or making statements, written or oral, which defame the goodwill or reputation of the Company and any of its subsidiaries and Affiliates (the “Company Entities”) and their trustees, officers, security holders, partners, agents and former and current employees and directors or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of any of the Company Entities; provided, however, that the Executive shall be permitted to make any truthful statements to the extent required by applicable law.

(b)       From and after the Termination Date, the Company will refrain from taking actions or making statements, written or oral, which defame the goodwill or reputation of the Executive or which are intended to, or may be reasonably expected to adversely affect the Executive; provided, however, that the Company shall be permitted to make any truthful statements to the extent required by applicable law. All requests made to the Company regarding the Executive’s employment will be directed to Dennis Winkleman, Executive Vice President, Human Resources.

5.	Restrictive Covenants

(a)       The Executive affirms that he has returned to the Company all Company-owned equipment and all forms of Company Information (as defined below), including client lists, files, software, records, computer access codes and instruction manuals, which he has in his possession and agrees not to keep any copies of Company Information. The Executive affirms his obligations to keep all Company Information confidential and not to disclose it to any third party in the future. The term “Company Information” means: (i) confidential information generated by the Company including information received from third parties about the Company under confidential conditions, and (ii) other technical, marketing, business or financial information, or information relating to personnel or former personnel of the Company, the use or disclosure of which might reasonably be construed to be materially contrary to the interest of the Company; provided, however, that the term “Company Information” shall not include any information that is or became generally known or available to the public other than as a direct result of a breach of this Section by the Executive or any action by the Executive prior to the Termination Date which would have been a breach of the Executive’s obligations to the Company in effect at such time. The Executive hereby reaffirms his obligations under the Company’s Worldwide Business Conduct Policy, the Stock Option Agreements to which he is a party, and the Employee Proprietary Rights and Confidentiality Agreement. The Executive shall have the right to remove from the offices of the Company any of his personal belongings that do not constitute Company Information. The Executive may disclose Company Information to the extent required by law or regulation; provided, that the Executive shall provide the Company with reasonable written notice (if possible no less than 20 days’ written notice) of any required disclosure. In the event the Company objects to such disclosure, the Executive agrees that he will not provide any Company Information that is the subject of such objection, but rather will refer the requesting entity to the Company unless he is subject to a court or administrative agency order to provide the Company Information. The Executive shall keep the contents of this Agreement confidential except as required by law, provided that the Executive may disclose this Agreement to his accountants, attorneys, and immediate family members.

(b)      The Executive acknowledges and agrees that the Company’s remedy at law for any breach of the Executive’s obligations under this Section 5 would be inadequate and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of this Section without the necessity of proof of actual damage. With respect to any provision of this Section 5 finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination.

6.	Stock Option and Equity Agreements

The Executive retains all rights existing as of the Termination Date under the terms of the Joy Global Inc. Stock Incentive Plan, the Nonqualified Stock Option Agreements executed by the Executive, and any other Equity Agreements executed by the Executive and in effect, as those rights may be established or modified by the Executive’s termination of employment. For purposes of any Equity Agreements, the Executive’s termination of employment will be considered “retirement.”

7.	Waiver of Other Payments and Benefits

The Executive agrees that there are no monies, benefits, or other form of remuneration whatsoever due or owing to him, except as set forth in this Agreement and except for benefits under any employee pension benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (including the Company’s 401(k) plan and tax-qualified pension plan).

8.	No Admission of Wrongdoing

Nothing contained in this Agreement shall be construed in any way as an admission by any of the parties of any act, practice or policy of discrimination or breach of contract either in violation of applicable law or otherwise.

9.	Waiver and Release

(a)       In consideration of the payments and benefits set forth in Sections 3 (a), (b) and (c) of this Agreement, the Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge, with prejudice, the Company Entities and their trustees, officers, security holders, partners, agents, former and current employees, officers, and directors, including without limitation all persons acting by, through, under or in concert with any of them and any insurers of any of these (collectively, “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) arising out of the Executive’s employment by the Company, known or unknown, whether in law or equity and whether arising under federal (including bankruptcy), state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967 as amended by the Older Worker Benefit Protection Act (the “ADEA Release”)), national origin, religion, disability, sexual preference, or any other unlawful criterion or circumstance, or other federal, state, or local law which regulates any aspect of the employment relationship, which the Releasors had, now have or may have in the future against each or any of the Releasees from the beginning of the world until the date of the execution of this Agreement as set forth on the final page hereof. This release also includes a release by the Executive of any known or unknown claims arising out of his employment by the Company, whether in contract or tort, including, but not limited to, actions for wrongful discharge, intentional infliction of emotional distress and/or libel or slander that have accrued as of the date this Agreement is executed, but does not waive claims under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, that may arise after the date this Agreement is executed.

The Executive acknowledges and agrees that if he or any other Releasor should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of this Section 9(a), this Agreement may be raised as a complete bar to any such action, claim or proceeding. It is the intention of the parties hereto that this waiver and release be as broad as the law permits.

This Section 9(a) does not apply to (i) any claims for defense or indemnification that the Executive may have under the law, governing documents of the Company or any Company Entities or against any directors and officers liability insurance coverage which covers occurrences arising during the Executive’s tenure as an officer and/or director of the Company or any Company Entities, or (ii) any benefits payable to the Executive under any employee benefit plan subject to ERISA (including the Company’s 401(k) plan and tax-qualified pension plan).

(b)       The Executive affirms that prior to the execution of this Agreement and the waiver and release in Section 9(a), the Executive was advised by the Company, in writing by this Section, to consult with an attorney of the Executive’s choice to the extent he believed necessary to discuss all aspects of this Agreement, and that the Executive was given at least twenty-one (21) days to consider executing this Agreement, including the ADEA Release in Section 9(a). The parties agree that any agreed-upon changes to the Company’s initial offer do not restart the twenty-one day consideration period. The Executive has seven (7) days following his execution of this Agreement to revoke the ADEA Release, by giving written notice of the Executive’s revocation to the Company’s Executive Vice President of Human Resources, Dennis Winkleman, by 3:00 p.m. on the eighth day following his execution of this Agreement.

(c)       The Company represents and warrants that as of the Termination Date, it has no actual or constructive knowledge of any claim that it could assert against the Executive.

10.	No Reliance

The parties represent and acknowledge that, in executing this Agreement, neither has relied upon any representation or statement made by the other not set forth herein.

11.	Governing Law; Submission to Jurisdiction

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Wisconsin, without regard to the principles of conflicts of law thereof, to the extent not superseded by applicable federal law.

12.	Warranty

The parties hereto represent and warrant that there exists no impediment or restraint, contractual or otherwise on their power, right or ability to enter into this Agreement and to perform their duties and obligations hereunder or as contemplated hereby.

13.	Taxes

All payments and distributions made to the Executive under this Agreement will be reduced by, or the Executive will otherwise pay, all income, employment and Medicare taxes required to be withheld on such payments, or any other deductions required by law except that the Company shall pay all employer portions of all taxes required to be paid on such payments.

14.	No Coercion

The parties hereto represent and acknowledge that they have decided to enter into this Agreement voluntarily, knowingly and without undue influence, duress, or coercion of any kind. The parties represent and acknowledge that each has read this Agreement and understands its contents.

15.	Enforceability/Severability

The parties hereto affirmatively acknowledge that this Agreement, and each of its provisions, is enforceable. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16.	Notices

All notices, requests, demands and other communication which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmations; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express) and upon receipt if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Executive, addressed to:

Mark E. Readinger

2128 E. Lafayette Place

Milwaukee, WI 53202

If to the Company, addressed to:

Joy Global Inc.

100 East Wisconsin Avenue

Suite 2780

Milwaukee, WI 53202

Attention: Executive Vice President, Human Resources

or to such other place and with such other copies as any party may designate as to itself or himself by written notice to the other.

17.	Amendments; Waivers

This Agreement may not be amended, modified or terminated, except by a written instrument signed by the parties hereto. Any provision of this Agreement may be waived by a written instrument signed by the party to be charged with such waiver.

18.	Successors

This Agreement shall be binding on the Executive, the Company, and their respective heirs, successors and assigns, including without limitation any corporation or other entity into which the Company may be merged, reorganized or liquidated, or by which it may be acquired. The obligations of the Company may be assigned without limitation; but the obligations to be performed by the Executive hereunder may not be assigned. In the event of the Executive’s death prior to September 30, 2010, the rights of the Executive under this agreement including, but not limited to, the right to receive payments and benefits listed in Section 3 will survive and be assigned to the Executive’s estate.

19.	Entire Agreement

Except as specified herein, this Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

20.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

21.	Effective Date

This Agreement shall be effective upon execution by the parties, provided that the Termination Date shall not be affected by the date of execution.

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IN WITNESS WHEREOF, the parties have executed this Agreement, as of the dates written below.

JOY GLOBAL INC.

__________________________________	By: ______________________________

Mark E. Readinger

Title: _____________________________

Date: _____________________________	Date: _____________________________